Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of our report dated March 20, 2009, relating to the consolidated financial statements of Primoris Services Corporation (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, as of January 1, 2007), appearing in the Annual Report on Form 10-K of Primoris Services Corporation for the year ended December 31, 2008, filed with the Securities and Exchange Commission. We also consent to the references to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams

Irvine, California
August 13, 2009